                                                                     EXHIBIT 6.k

Neighborhood Box Office, Inc


                           Contract Services Agreement

        THIS CONTRACT SERVICES AGREEMENT (this "Agreement") is entered into effective as of April 11, 2000 (the "Effective Date") by and between Neighborhood Box Office, Inc., a Utah corporation ("NBO"), with its principal place of business at 3676 W. California Ave, Building D Salt Lake City, Utah 84104 and Smith's Food and Drug Centers, Inc. ("Customer"), with it's principle place of business at 1550 S. Redwood Road, Salt Lake City, Utah 84104. NBO and Customer are sometimes each referred to herein as a "Party" and collectively the "Parties."

                                    RECITALS:

        A. NBO is in the business of developing, marketing, owning and operating remote gift certificate distribution systems.

        B. Customer is in the business of owning, operating and managing supermarket grocery stores (hereafter the "Properties").

        C. The Parties desire to enter into a relationship whereby NBO will make available to and install its remote gift certificate distribution machine (the "Kiosk" or the "System") in the market herein defined as the Wasatch Front. The System will be placed at each Property identified in Addendum A and to provide services associated therewith, as further described in this Agreement.

        NOW, THEREFORE, In consideration of the premises set forth above, the mutual promises, covenants, agreements and benefits set forth herein below, and for other good and valuable consideration, the Parties agree as follows:

1.      RIGHTS AND OBLIGATIONS OF CUSTOMER.

        a. Distribution. Customer hereby grants to NBO the exclusive right to offer and issue gift certificates for participating retailers which are redeemable at the participating retailers, and grants to NBO the authority to install the System at the Properties, for the Term (defined below) and as further described in this Agreement. During the Term, the Customer reserves the right to issue Smith's gift certificates via Kiosk, telephone, or other methods mutually agreed upon to individuals and corporate customers.

        b. Utility Access and Service. Customer will provide, or cause to be provided, at points in the Customer's "front end" the facilities necessary to enable NBO to obtain and maintain for the System the electricity and telephone service (the "Utility Services") required for its operation, as specified on Addendum A part II. The installation of such services will be NBO's sole cost and expense and will be in place and operational prior to installation of the gift certificate system. In the event both parties agree to use communication technology such as Virtual Private Network (VPN) installation specification will be created in order to determine timing and feasibility. (This information will also be described in Addendum A part II.

        c. Advertising. Customer agrees to advertise the NBO system on location and reasonably assist NBO in the advertising and promotion of the system with spots in Customer's weekly circulars and mentions in other media efforts.

        d. Maintenance and Training. Customer will provide, the personnel necessary to (i) periodically monitor the inventory of blank gift certificate stock in the Kiosk, (ii) restock the blank gift certificate paper stock as needed and (iii) notify NBO or its designated agent of any malfunction with, or damage to the System or any component thereof. In addition, Customer's personnel will cooperate with NBO in performing its periodic maintenance and diagnostic procedures on the Kiosk to determine if and when any periodic or preventative maintenance is needed or if an NBO designated service organization should be called. NBO will provide, or cause to be provided at NBO's sole cost and expense, all necessary maintenance and repair within twenty-four (24) hours of Customer's request therefore.


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Neighborhood Box Office, Inc


        e. Financial Responsibility. NBO proposes four sources of revenue sharing for Smith's:

               [**]% of $[**] per certificate consumer convenience fees [**]% of NBO's participating retailer redemption fees [**]% of on-screen advertising
               [**]% of on-certificate advertising

        f. Internet. (Additional feature if desired.) At customer's option, customer and NBO will cooperate in designing and implementing a so-called "hyperlink" or "HTML Frame" which will allow visitors to Customer's website the opportunity to obtain Gift Certificates via the Internet. Customer will provide NBO with names of Customer's website administrators in order to complete all programming requirements. NBO will pay for all programming costs to establish the "hyperlink" or "HTML Frame" in its website and NBO will pay for programming costs required for NBO to gain access to and connect with Customer's website. NBO agrees to provide fulfillment on each order that is transacted through the Internet.

        g. Relocation. Customer shall have the right at any time during the Term to cause NBO to relocate the Kiosk to another location in the store front end upon giving NBO at least thirty (30) days advance written notice of its intention to relocate. In that event, Customer shall at its expense bring the necessary utilities to the relocated Kiosk. NBO shall provide the technical expertise, to assure that the Kiosk is functioning properly following the relocation. Such technical expertise will be billed back to customer at an hourly rate of $65.00 per hour.

2.      RIGHTS AND OBLIGATIONS OF NBO.

        a. The System. NBO will install the System at designated Customer Properties at no cost to the Customer and will cause the System to be operated only for the issuance of Gift Certificates and for no other purpose. All Gift Certificates will be issued through the Kiosks using cash or debit card. NBO will cause the Kiosk to be fully operational and activated on a date mutually agreed upon by both parties.

        The Kiosk is the exclusive property of NBO and will remain NBO's property throughout the Term and thereafter. NBO is and shall be the sole owner of the trade name "Neighborhood Box Office" and all gift certificate software, trade names, trademarks and copyrights now used in or in the future used by NBO in connection with the System. This does not include the names of participating retailers on the NBO System.

        b. Competing Installations. Customer understands and agrees that NBO has the right to enter into agreements the same as or similar to this Agreement with other retail establishments in the geographic vicinity of the Properties, and to install its distribution components in such establishments and offer Gift Certificates thereat. Customer understands these retailers will not be in the same industry (grocery or drug stores) as the Customer. NBO herein agrees to offer the Customer first right of refusal in the grocery/drug category for implementation of the System in other markets where the Customer has presence and is a major force in said market.

        c. Advertising. NBO has the right to engage in an on-going program of advertising and promoting the services which it offers, including any components of the System that may be installed at other retail establishments located in the geographic vicinity of the Properties. NBO may not, however, use Customer's name or the name of any of its affiliates nor the name or likeness of the Property in any advertising or promotion nor shall NBO engage in such advertising and promotion at the Properties without the express written consent of Customer, consent is at the Customer's sole and absolute discretion.

        d. Maintenance and Training. During the Term NBO will maintain or cause to be


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[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

Neighborhood Box Office, Inc


maintained, and make all necessary repairs or cause such repairs to be made to, the System, including all warranty work on all hardware and software associated with the Kiosk at no cost to Customer. NBO will provide training to personnel designated by Customer in the operation of the System, including, but not limited to, the method of reconciliation contemplated by Section 1(e) of this Agreement. NBO will also conduct training sessions, as requested and approved by Customer, for representatives of the Properties at no cost to Customer.

        e. Convenience Fees. A convenience fee per certificate will be charged for the Gift Certificates with such fees set forth in Addendum A Part I, attached hereto. NBO shall pay to Customer its share of the fees within fifteen
(15) days following the end of each calendar month.

        f. Gift Certificate Redemption. The Gift Certificates will initially be in the form of executable bank checks that can be redeemed for merchandise or services at any retail establishment participating in the system and deposited into the account of such retail establishment. NBO will guarantee the redemption funds to the retail establishment as long as said establishment follows the NBO Gift Certificate redemption procedures. Such redemption procedures shall be mutually agreed upon by the Parties and provided in writing to participating retail establishments.

        g. Management of Depository and Related Accounts. Certain depository and other accounts will be established by NBO. Each such account shall clearly indicate that NBO has no ownership interest in the amounts deposited in the account and that such amounts are for the benefit of the holders of Gift Certificates, subject to redemption.

        h. Unredeemed Gift Certificates. NBO shall be responsible for and will cause compliance with all applicable state abandoned property or escheat laws. Any balance of unredeemed participating retailer Gift Certificates remaining after compliance with all applicable laws shall be paid to NBO as fees for services provided by NBO. NBO will also asses a management fee on all unredeemed gift certificates, which fee will be paid for by the holder of the certificate and will conform to all state laws as it applies to these fees.

        i. Insurance; Indemnity. NBO shall indemnify Customer and save it harmless for, from and against any and all claims, actions, damages, liabilities and expenses suffered by Customer in connection with: (i) loss of life, personal injury and/or damage to property or the environment suffered by third parties arising from or out of the occupancy or use by NBO of the Property or any part thereof, occasioned wholly or in part by any act or omission of NBO, its agents, contractors, invitees or employees. At all times on and after the date of this Agreement, NBO will carry and maintain, at its expense, a non-deductible (i) commercial general liability insurance policy, including insurance against assumed or contractual liability under this Agreement to afford protection with respect to personal injury, death or property damage of not less than One Million Dollars ($1,000,000.00) per occurrence combined single limit and Two Million Dollars ($2,000,000.00) general aggregate; (ii) all-risks property and casualty insurance policy, including theft, written at replacement cost value and with replacement cost endorsement, covering all personal property of NBO located at the Properties, including without limitation, all elements of the System and (iii) if and to the extent required by law, worker's compensation insurance policy, or similar insurance in form and amounts required by law. Commercial general liability and all risks property and casualty insurance policies evidencing such insurance shall, with respect to commercial general liability policies, name Customer and/or its designee(s) as additional insured, and shall be primary and non-contributory.

        Neither Customer nor NBO shall be liable to the other Party or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property or any resulting loss of income or losses under worker's compensation laws even though such loss or damage might have been occasioned by the negligence of such Party, its agents or employees. The provisions of this paragraph shall not limit the indemnification for liability to third parties contained in the preceding paragraph.


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Neighborhood Box Office, Inc


        NBO shall indemnify Customer from and against any claims from participating retailers, consumers, and any others in association with purchases of participating retailer certificates from Customer's location.

        j. Reporting and Audit. Within twenty (20) days of the end of each month, NBO will provide Customer with a report showing the volume of Gift Certificate issued during the preceding month. Such report shall indicate the entire volume of Gift Certificates issued at Customers Properties, and will have a summary of which were issued for cash, or debit card. An authorized officer or agent of NBO will sign the report. Customer shall have the right to examine or audit NBO's books and records relating to the Gift Certificates (for the Property, only), at NBO's principal place of business and during normal business hours, by informing NBO in writing of its desire to do so five (5) days in advance. Within sixty (60) days of the end of each fiscal year, NBO will provide Customer with a statement of showing the volume of Gift Certificates issued during the Term, which shall be accompanied by the signed certificate of an independent Certified Public Accountant stating specifically that (i) s/he has examined the report of those issuances for the Term, (ii) his/her examination included such tests of NBO's books and records as s/he considered necessary or appropriate under the circumstances, and (iii) that such report presents fairly such issuances.

        k. Gift Certificate Stock and Processing. NBO shall be responsible for providing to Customer, at NBO's expense, all gift certificate stock and document processing necessary to generate the Gift Certificates.

        l. Laws Compliance. NBO shall comply and shall cause the Gift Certificate Program to comply with all federal, state, regional, county, municipal and other governmental statutes, laws, rules, orders, regulations and ordinances applicable to the Gift Certificate Program, including, but not limited to, applicable escheat statutes.

3.      AGREEMENT TERM:

        a. Term. The term of this Agreement shall commence as of the date hereof and shall terminate [**] years from the date executed hereof with two, one (1) year options to renew. Either party may terminate this agreement by means of 90 day prior written notice, unless terminated in accordance with the provisions of
Section 5 below.

        b. Termination. Upon the termination of this Agreement, NBO and Customer will no longer issue Gift Certificates through the System. NBO will remove the Kiosk from the Property within 14 days of receiving written notice, and restore Property to original condition. If not removed within 14 days the Kiosk will be considered abandoned property and shall become the sole property of Customer. Unless Customer has terminated this Agreement due to an Event of Default by NBO in accordance with Section 5, NBO will continue to process previously issued Gift Certificates until the expiration date of the last Gift Certificate issued. NBO and Customer will destroy all unused gift certificate stock in each of their possession.

4.      ASSIGNMENT.

        a. Assignment by Customer. Customer may delegate, assign, transfer or encumber its rights, duties, interests or obligations under this Agreement to any subsidiary or affiliate of Customer or to any person or entity, which acquires the Properties. No such transfer or assignment of this Agreement will constitute a termination of this Agreement. Customer agrees (subject to any confidentiality agreement which Customer may have with the Third Party) to disclose to NBO the name of and a contact person associated with the Third Party purchaser so that NBO may contact such Third Party concerning this Agreement and NBO's services.

        b. Assignment by NBO. NBO may not delegate, assign, transfer or encumber its rights, duties, and interests of obligations under this Agreement (each an "Assignment") except with the written consent of the Customer.


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[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.

Neighborhood Box Office, Inc


5.      DEFAULT AND TERMINATION.

        The following events shall constitute an "Event of Default":

        a. Bankruptcy. The adjudication of either Party as being bankrupt, insolvent or unable to pay its debts and obligations as they become due or if either Party places any of its property or assets in liquidation for the purpose of meeting claims of its creditors or a trustee or receiver is appointed. If any such adjudication is involuntary, it shall not be an Event of Default hereunder if such Party is seeking to have the adjudication dismissed and in fact causes it to be dismissed within sixty (60) days.

        b. Failure to Perform. The failure of either Party to perform or fulfill at the time and in the manner herein provided any duty, obligation or condition required to be performed or fulfilled by that Party hereunder; provided, however, that the non-performing Party shall have been given ten (10) days written notice if such non-performance is the non-payment of money and thirty
(30) days' prior written notice for any other non-performance, specifying the non-performance or non-fulfillment that it is charged with having committed and shall have failed to cure such non-performance or non-fulfillment within such ten (10) day or thirty (30) day period, as the case may be; provided, however, in the event of a non-monetary non-performance or non-fulfillment, there shall not be an Event of Default hereunder if the defaulting Party shall be diligently pursuing the curing of such non-performance and in fact completes the cure within sixty (60) days from the date of the notice.

        Upon the occurrence of an Event of Default, the non-defaulting Party shall have the right to terminate this Agreement upon written notice to the other Party. If this Agreement is terminated pursuant to this Section, the defaulting Party nevertheless shall remain liable for all damages which may be due or sustained by the non-defaulting Party, including, but not limited to, reasonable attorneys' fees, costs and expenses incurred by the non-defaulting Party in pursuit of its remedies hereunder.

6.      MISCELLANEOUS PROVISIONS.

        a. Applicable Law. All matters pertaining to the validity, performance, construction or effect of this Agreement, and the legal relations between the Parties, shall be governed by and construed in accordance with the laws of the State of Utah applicable to agreements made and wholly to be performed in said State without regard to principles of conflicts of law. Any disputes arising under this Agreement or the transactions contemplated hereunder shall be resolved in the state and federal courts residing in Salt Lake City, Salt Lake County, Utah.

        b. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by either of the Parties that is not embodied in this Agreement, and neither of the Parties shall be bound by or be liable for any alleged representation, promise, inducement or statement of intention that is not specifically set forth in or referred to herein.

        c. No Joint Venture. NBO and Customer are independent contractors. No agency, partnership, joint venture or employee-employer relationship is intended or created by this Agreement, and neither party shall hold itself out in a manner that would indicate any such relationship exists in any matter, including but not limited to, advertising.

        d. Notice. Any notice or other communication required or permitted to be given hereunder shall be effective upon receipt by the intended recipient at the address indicated in the introductory paragraph above (or such other address as either Party shall provide to the other Party by one of the means set forth herein below). Receipt shall be deemed to have occurred upon the


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Neighborhood Box Office, Inc


earlier of (a) the date of actual receipt by the intended Party by registered mail, (b) five (5) days after such notice is deposited in the United States mail, certified or registered, postage prepaid and properly addressed, (c) the date such notice is sent to the other Party by telecopy (with receipt confirmation), provided such notice is promptly provided to the other Party by United States mail, certified or registered, postage prepaid and properly addressed, or (d) one (1) business day after such notice is deposited with a recognized overnight courier service with instructions for overnight delivery.

        e. Force Majeure. Neither Party shall be responsible to the other Party for non-performance or delay in performance of any of the terms, duties, obligations or conditions contained in this Agreement due to acts of God, acts of governments, wars, riots, strikes, accidents or other causes beyond the control of the Parties. In no event shall financial inability excuse a Party's performance hereunder.

        f. Confidentiality. The Parties agree that the contents and existence of this Agreement shall be considered confidential and shall not be disclosed to any third person or entity by either Party except with the prior written approval of the other Party or upon the order of a court of competent jurisdiction.

        g. Severability. In the event that any provision hereof shall be deemed in violation of any applicable law, rule or regulation, or held to be invalid by any court in which this Agreement shall be interpreted, the violation or invalidity of any particular provision hereof shall not be deemed to affect any other provision hereof, but this Agreement shall be thereafter interpreted as though the particular provision so held to be in violation or invalid were not contained herein.

        h. Miscellaneous. The above Recitals and all Attachments attached hereto are deemed to be incorporated herein by reference. Notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty in this Agreement shall not be construed against either Party based upon authorship of any of the provisions hereof.

        IN WITNESS WHEREOF, the Parties have entered into this Agreement effective as of the Effective Date.

CUSTOMER:                                  NBO:
---------                                   ----

Smith's Food & Drug Centers, Inc.          Neighborhood Box Office, Inc.


By:                                        By:
   ---------------------------------          ----------------------------------
   Signature                                  Signature

   ---------------------------------          ----------------------------------
   Name (printed)                             Name (printed)

   ---------------------------------          ----------------------------------
   Title                                      Title

   ---------------                            ---------------
   Date                                       Date





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Neighborhood Box Office, Inc


                                   ADDENDUM A


ATTACHED TO AND FORMING A PART OF THE CONTRACT SERVICES AGREEMENT DATED April 11, 2000 BY AND BETWEEN NEIGHBORHOOD BOX OFFICE, INC. ("NBO") AND SMITH'S FOOD & DRUG CENTERS, INC. ("CUSTOMER")


I. CONVENIENCE FEE. Customer and NBO agree to the following fee structure and revenue share:

               [**] of [**] per certificate consumer convenience fees [**] of NBO's participating retailer redemption fees [**] of on-screen advertising
               [**] of on-certificate advertising

II. POWER AND TELEPHONE SPECIFICATIONS. The requirement for installation of power at the Kiosk location is a dedicated 110 Volt, 20-amp circuit, either wall mount or floor mount, (NBO, with Customers assistance, will be responsible to insure that the power requirements are installed at the designated Kiosk location prior to installation of the hardware). The wall mount needs to be within 3 feet of the center of the Kiosk location and the floor mount needs to be directly under the Kiosk location, with a 4-inch variance allowed in any direction from the center of the Kiosk location. The telephone requirement is a 56k modem line. The connector should be either wall mount or floor mount. The wall mount should be within 2 feet of the Kiosk location and the floor mount should be between 2 and 3 feet long and not located under the Kiosk installation location. Proper coordination will need to occur between Store Management and NBO's Operations department.

III. Proposed List of Customer Properties for System installation;

               4275 Harrison Blvd., Ogden, UT
               156 S. Main Street, Brigham City, UT
               2560 N. 400 E., North Ogden, UT
               1485 Harrison Blvd., Ogden, UT
               1316 N. Highway 89, Farmington, UT
               2353 N. Main Street, Sunset, UT
               951 W. 1700 S., Syracuse, UT
               1170 E. Gentile, Layton, UT
               2399 S. Main, Bountiful, UT
               2135 S. 9th E., Salt Lake City, UT
               876 E. 800 S., Salt Lake City, UT
               550 N. Main Street, Heber, UT
               4100 S. Redwood Rd., Salt Lake City, UT
               8205 W. 3500 S., Magna, UT
               1174 W. 600 N., Rose Park, UT
               1725 W. Uinta Way, Park City, UT
               402 6th Ave., Salt Lake City, UT
               828 S. 9th W., Salt Lake City, UT
               7th W. 5300 S., Salt Lake City, UT
               38 E. 7800 S., Midvale, UT
               740 N. Main, Tooele, UT
               845 E. 4500 S., Salt Lake City, UT
               4643 S. 4000 W., West Valley City, UT
               7061 S. 1700 W., West Jordan, UT
               3171 E. 3300 S., Salt Lake City, UT
               2039 E. 9400 S., Sandy, UT
               240 North W. State Rd., American Fork, UT

[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.


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Neighborhood Box Office, Inc


               210 E. 700 S., Pleasant Grove, UT
               632 S. 100 W., Payson, UT
               3500 Bengal Blvd., Salt Lake City, UT
               980 E. Fort Union Blvd., Midvale, UT
               212 E. 12300 S, Draper, UT
               350 N. Freedom Blvd., Provo, UT
               1634 W. So. Jordan Pkwy, South Jordan, UT
               45 S. State, Orem, UT
               10305 S. 1300 E., Sandy, UT
               4080 W. 9000 S., West Jordan, UT




























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
Neighborhood Box Office, Inc


                                   ADDENDUM B
                                  Banking Terms

ATTACHED TO AND FORMING A PART OF THE CONTRACT SERVICES AGREEMENT DATED April 11, 2000 BY AND BETWEEN NEIGHBORHOOD BOX OFFICE, INC. ("NBO") AND SMITH'S FOOD & DRUG CENTERS, INC. ("CUSTOMER")

The following described procedures will be implemented with the financial institutions after the Contract Services Agreement is signed by both Parties and prior to the issuance of any Gift Certificates by NBO.

    1.  [**]

    2.  [**]

    3.  [**]

[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.


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
Neighborhood Box Office, Inc

[**]


[**] ALL SECTIONS MARKED WITH TWO ASTERISKS [**] REFLECT PORTIONS WHICH HAVE
     BEEN REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION BY NEIGHBORHOOD BOX OFFICE, INC. AS PART OF A REQUEST FOR CONFIDENTIAL TREATMENT.



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